Prospectus Supplement No. 13

(to Prospectus dated October 2, 2023)

Prospectus Supplement No. 13

(to Prospectus, dated October 2, 2023)

Prospectus Supplement No. 13

(to Prospectus, dated October 2, 2023)

Prospectus Supplement No. 13

(to Prospectus, dated October 2, 2023)

Prospectus Supplement No. 9

(to Prospectus, dated December 26, 2023)

Filed Pursuant to Rule 424(b)(3) Registration No. 333-273328 Registration No. 333-273326 Registration No. 333-268741 Registration No. 333-273322 Registration No. 333-275174

BENEFICIENT

468,562 Shares of Class A Common Stock

91,240,875 Shares of Class A Common Stock

23,625,000 Shares of Class A Common Stock and 23,625,000 Shares of Series A Convertible Preferred Stock of Beneficient Underlying the Private and Public Warrants

3,881,250 Shares of Class A Common Stock Underlying 15,525,000 Shares of Series A Convertible Preferred Stock of Beneficient

225,455,974 Shares of Class A Common Stock

(Inclusive of 132,500 Shares of Class A Common Stock Underlying the Warrants and 33,125 Shares of Class A Common Stock Underlying the Series A Convertible Preferred Stock)

132,500 Warrants to Purchase Shares of Class A Common Stock and Shares of Series A Convertible Preferred Stock

132,500 Shares of Series A Convertible Preferred Stock Underlying the Warrants

17,901,459 Shares of Class A Common Stock

(Inclusive of 942,249 Shares of Class A Common Stock Underlying the Warrants and 235,562 Shares of Class A Common Stock Underlying the Series A Convertible Preferred Stock)

942,249 Warrants to Purchase Shares of Class A Common Stock and Shares of Series A Convertible Preferred Stock

942,249 Shares of Series A Convertible Preferred Stock Underlying the Warrants

This prospectus supplement updates and supplements the prospectus of Beneficient, a Nevada corporation (the “Company,” “we,” “us” or “our”), dated October 2, 2023, which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-273328) (the “Maxim Prospectus”), the prospectus dated October 2, 2023, which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-273326) (the “SEPA Prospectus”), the prospectus dated October 2, 2023, which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-273322) (the “Omnibus Prospectus”), the prospectus dated October 2, 2023, which forms a part of our Post-Effective Amendment on Form S-1 to our Registration Statement on Form S-4, as amended (Registration No. 333-268741) and the prospectus dated December 26, 2023, which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-275174) (the “GRID Prospectus” and, collectively with the Post-Effective Amendment Prospectus, the Maxim Prospectus, SEPA Prospectus and Omnibus Prospectus, the “Prospectuses”). This prospectus supplement is being filed to update and supplement the information in the Prospectuses with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on July 2, 2024. Accordingly, we have attached the Form 8-K to this prospectus supplement.

This prospectus supplement should be read in conjunction with the Prospectuses. This prospectus supplement updates and supplements the information in the Prospectuses. If there is any inconsistency between the information in the Prospectuses and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Class A common stock, par value $0.001 per share (the “Class A common stock”), is listed on The Nasdaq Capital Market under the symbol “BENF,” and the warrants, with each warrant exercisable for one share of Class A common stock and one share of Series A preferred stock, par value $0.001 per share, at an exercise price of $920.00 (the “Warrants”), are listed on The Nasdaq Capital Market under the symbol “BENFW”. On July 1, 2024, the last reported sales price of the Class A common stock was $2.08 per share, and the last reported sales price of our Warrants was $0.0096 per Warrant. We are an “emerging growth company” and a “smaller reporting company” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings. Certain holders of our Class B common stock, par value $0.001 per share (the “Class B common stock”), have entered into a stockholders agreement concerning the election of directors of the Company, and holders of Class B common stock have the right to elect a majority of the Company’s directors. As a result, the Company is a “controlled company” within the meaning of the Nasdaq Listing Rules and may elect not to comply with certain corporate governance standards.

Investing in our securities involves risk. See the sections entitled “Risk Factors” beginning on page 17 of the Maxim Prospectus, page 12 of the SEPA Prospectus, page 13 of the Omnibus Prospectus, page 13 of the Post-Effective Amendment Prospectus Supplement and page 15 of the GRID Prospectus, and under similar headings in any further amendments or supplements to the Prospectuses, to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if any Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 2, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 1, 2024

Beneficient

(Exact Name of Registrant as Specified in Charter)

Nevada	001-41715	72-1573705
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

325 North St. Paul Street, Suite 4850

Dallas, Texas 75201

(Address of Principal Executive Offices, and Zip Code)

(214) 445-4700

Registrant’s Telephone Number, Including Area Code

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Shares of Class A common stock, par value $0.001 per share	BENF	Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Class A common stock, par value $0.001 per share, and one share of Series A convertible preferred stock, par value $0.001 per share	BENFW	Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01	Regulation FD Disclosure.

On July 2, 2024, Beneficient (the “Company”) issued a press release announcing the receipt of termination letters from the Securities and Exchange Commission (the “SEC”), as described below under Item 8.01 of this Current Report on Form 8-K, and that, as a result, the Company requires additional time to update its Annual Report on Form 10-K for the fiscal year ended March 31, 2024 (the “Annual Report”) and to complete its procedures related to the updated information prior to filing the Annual Report. The Company also announced the postponement of its earnings webcast and earnings release for its fourth quarter and fiscal year ended March 31, 2024. A copy of the press release is furnished as Exhibit 99.1 and is incorporated by reference herein.

The information in this Item 7.01 (including Exhibit 99.1) is being furnished pursuant to Item 7.01 and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as expressly set forth in such filing.

Item 8.01	Other Events.

On July 1, 2024, the Company and Mr. Brad Heppner, the Company’s Chairman and Chief Executive Officer, received termination letters from the SEC advising the Company that the SEC’s investigations related to the Company and Mr. Heppner had concluded and that the SEC Staff does not intend to recommend any enforcement actions by the SEC.

Item 9.01	Exhibits and Financial Statements.

(d) Exhibits.

Exhibit No.	Description of Exhibit

99.1	Press Release of Beneficient.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

Disclaimers and Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this Current Report on Form 8-K that do not relate to matters of historical fact should be considered forward-looking statements. These statements are based on management’s current assumptions and are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. For other important factors that could cause actual results to differ materially from the forward-looking statements in this Current Report on Form 8-K, please see the risks and uncertainties identified under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended March 31, 2023, as updated by the Company’s Quarterly Report on Form 10-Q for the quarters ended June 30, 2023, September 30, 2023 and December 31, 2023, each of which is available on the Company’s Investor Relations website at www.trustben.com and on the Securities and Exchange Commission website at www.sec.gov. All forward-looking statements reflect the Company’s beliefs and assumptions only as of the date of this Current Report on Form 8-K. The Company undertakes no obligation to update forward-looking statements to reflect future events or circumstances. Capitalized terms shall have the meanings ascribed to such terms in the Current Report on Form 8-K. The termination letters were provided to the Company and Mr. Heppner under the guidelines of the final paragraph of Securities Act Release No. 5310 which states, among other things, that “[such notice] must in no way be construed as indicating that the party has been exonerated or that no action may ultimately result from the staff’s investigation of that particular matter.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BENEFICIENT

By:	/s/ Gregory W. Ezell
Name:	Gregory W. Ezell
Title:	Chief Financial Officer

Dated: July 2, 2024

Exhibit 99.1

For Immediate Release

BENEFICIENT ANNOUNCES TERMINATION OF SEC INVESTIGATION

SEC Investigation Concluded, Company to Announce New Results Call Date

Dallas, TX. – July 2, 2024 (GlobeNewswire) – Beneficient (NASDAQ: BENF) (“Ben” or the “Company”), a technology-enabled financial services holding company that provides liquidity, primary capital and related trust and custody services to holders of alternative asset, announced today the Securities and Exchange Commission (the “SEC”) has issued termination letters to the Company and its founder, Chairman and Chief Executive Officer, Mr. Brad Heppner, advising that the SEC has concluded the investigation and does not intend to recommend an enforcement action by the SEC under the previously issued Wells Notices.

As a result, the Company requires additional time to update its Annual Report on Form 10-K for the fiscal year ended March 31, 2024 (the “Annual Report”) and complete its procedures related to the updated information prior to filing the Annual Report. Additionally, the Company’s earnings webcast and earnings release for its fourth quarter and Fiscal 2024 previously scheduled for July 2, 2024 at 8:30 a.m. Eastern Daylight Time has been postponed. The Company will make an announcement to provide the date and time of the earnings webcast and earnings release as soon as practicable.

About Beneficent

Beneficient (Nasdaq: BENF) – Ben, for short – is on a mission to democratize the global alternative asset investment market by providing traditionally underserved investors – mid-to-high net worth individuals and small-to-midsized institutions – with early exit solutions that could help them unlock the value in their alternative assets. Ben’s AltQuote™ tool provides customers with a range of potential exit options within minutes, while customers can log on to the AltAccess® portal to digitize their alternative assets in order to explore early exit opportunities, receive proposals in a secure online environment, engage custodial services for the digital alternative assets and receive data analytics to better inform investment decision making. Its subsidiary, Beneficient Fiduciary Financial, L.L.C., received its charter under the State of Kansas’ Technology-Enabled Fiduciary Financial Institution (TEFFI) Act and is subject to regulatory oversight by the Office of the State Bank Commissioner.

For more information, visit www.trustben.com or follow us on LinkedIn.

Contacts

Matt Kreps/214-597-8200/mkreps@darrowir.com

Michael Wetherington/214-284-1199/mwetherington@darrowir.com

investors@beneficient.com

Disclaimer and Cautionary Note Regarding Forward-Looking Statements

Some of the statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are generally identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” and, in each case, their negative or other various or comparable terminology. These forward-looking statements reflect our views with respect to future events as of the date of this document and are based on our management’s current expectations, estimates, forecasts, projections, assumptions, beliefs and information. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. All such forward-looking statements are subject to risks and uncertainties, many of which are outside of our control, and could cause future events or results to be materially different from those stated or implied in this document. It is not possible to predict or identify all such risks. These risks include, but are not limited to, our ability to consummate liquidity transactions on terms desirable for the Company, or at all, and the risk factors that are described under the section titled “Risk Factors” in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other filings with the Securities and Exchange Commission (the “SEC”). These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this document and in our SEC filings. We expressly disclaim any obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by applicable law. The termination letters were provided under the guidelines of the final paragraph of Securities Act Release No. 5310.

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